Exhibit 99.1

C-31-05 Potlatch Corporation 601 W. Riverside Ave., Suite 1100 Spokane, WA 99201 509.835.1500 www.potlatchcorp.com

News Release

For release: December 20, 2005

Contact:	(Media)	(Investors)
	Michael D. Sullivan	Douglas D. Spedden
	509.835.1516 (work)	509.835.1549
	509.951.3405 (cell)

POTLATCH BOARD OF DIRECTORS AUTHORIZES CONVERSION TO REAL ESTATE

INVESTMENT TRUST, EFFECTIVE ON JANUARY 1, 2006

Spokane, WA – Potlatch Corporation’s (NYSE:PCH) Board of Directors today announced today that it has approved the final steps necessary for the company to begin operating as a real estate investment trust (REIT) on January 1, 2006. No other Board or regulatory actions are necessary for the conversion of Potlatch Corporation to a REIT.

“We plan to set a record date for a stockholder meeting for a vote that will have the effect of increasing the number of authorized shares,” noted Chairman and Chief Executive Officer L. Pendleton Siegel. He added that increasing the authorized shares to 100 million from the current 40 million will provide the company with shares that can be used for acquiring additional timberland assets, future stock splits, or equity offerings to raise capital for acquisitions or other corporate purposes and, if necessary, for a portion of the company’s taxable distribution of accumulated earnings and profits (E&P). The special E&P distribution is expected to occur in the first quarter of 2006, as originally announced.

Stockholders will have the opportunity to elect to receive this special E&P distribution of between $440 and $480 million in cash, stock or a combination of both, with the aggregate cash payment by the company to be capped at 20 percent.

Siegel noted that more information and instructions on how stockholders may elect to receive their distribution will be available following the announcement of the record date for the special taxable E&P distribution.

The company expects to pay its first regular quarterly distribution as a REIT at the end of February 2006. The distribution amount expected to be paid in the first quarter, $0.65 per share based on the current number of shares outstanding (or $2.60 per share annually), will be adjusted

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downward after the first quarter to reflect the additional shares that will be issued in conjunction with the stock portion of the E&P distribution.

Potlatch is a diversified forest products company with 1.5 million acres of timberlands in four states: Arkansas, Idaho, Minnesota and Oregon.

Except for the historical and factual information contained in this press release, the matters set forth in this press release, including statements as to our REIT conversion as of January 1, 2006, the expected initial dividend rate post conversion, the anticipated amount of our E&P distribution, and other statements identified by words such as “estimates,” “expects,” “projects,” “plans,” and similar expressions are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that we will fail to qualify as a REIT or fail to remain qualified as a REIT, uncertainties regarding the amount of the E&P distribution, that the dividend rate may fluctuate based on changes in our operating results and financial condition, cyclical conditions in our business and particularly our manufacturing operations, general economic conditions, competition, currency exchange rates, changes in significant expenses such as energy costs, unforeseen environmental or other liabilities and other risk factors relating to the planned REIT conversion and our business as detailed from time to time in our reports filed with the SEC. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

ADDITIONAL INFORMATION

Potlatch is restructuring its operations in connection with the REIT conversion and as part of this restructuring it plans to effect a merger involving a wholly owned subsidiary of Potlatch called Potlatch Holdings, Inc. Potlatch has filed a proxy statement to be used in connection with the stockholder vote on this merger. That proxy statement is contained in a registration statement on Form S-4 first filed by Potlatch Holdings on September 19,2005, and both companies have filed other relevant documents concerning the proposed merger transaction with the Securities and Exchange Commission (SEC). INVESTORS ARE URGED TO READ THE FORM S-4 AND PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You may obtain documents free of charge at the website maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by Potlatch free of charge by contacting Corporate Secretary, 601 West Riverside Avenue, Suite 1100, Spokane, Washington 99201.

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Potlatch and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Potlatch’s stockholders in connection with the merger. Information about the directors and executive officers of Potlatch and their ownership of Potlatch stock is set forth in the proxy statement for Potlatch’s 2005 Annual Meeting of Stockholders. Investors may obtain additional information regarding the interests of such participants by reading the Form S-4 and proxy statement for the merger.

Investors should read the Form S-4 and proxy statement carefully before making any voting or investment decisions.

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